American Century Variable Portfolios, Inc.
               Exhibit 77O

Fund        Issuer                    Ticker    Principal Amount Principal Amount       Amount PurchasedAmount Purchased (Foreign$)
VP INTL     The Bank of Yokohama      8332.T      $ 732,705,080    JPY 81,414,525,000.00  $ 402,861.90       JPY 44,764,000.00
VP CAPAP    Las Vegas Sands Corp      LVS         $ 690,476,196                           $ 167,359.00
VP VISTA    Las Vegas Sands Corp      LVS         $ 690,476,196                           $   5,887.00

  Trade Date   Price     Price-Foreign   Underwriter       Underwriting Spread   Currency     Underwriting Spread (US$)
  7/27/2004    $5.3008   JPY 589.00       MERR                      1.500%       JPY                      $0.080
  12/14/2004   $29.0000                   GSCO                      6.250%       USD                      $1.813
  12/14/2004   $29.0000                   GSCO                       6.250%      USD                      $1.813